Exhibit 1.2

Execution Copy

ROCKVILLE FINANCIAL, INC.
(a Connecticut chartered stock corporation)
8,357,050 Shares
(subject to increase to 9,610,608)

COMMON STOCK
(No Par Value)

Subscription Price $10.00 Per Share

AGENCY AGREEMENT

March 29, 2005

Keefe, Bruyette & Woods, Inc.
211 Bradenton Drive
Dublin, Ohio 43017-5034

Ladies and Gentlemen:

Charter Oak Community Bank Corp., a Connecticut chartered mutual holding company (the “MHC”), Rockville Financial, Inc., a Connecticut chartered corporation (the “Company”), and Rockville Bank, a Connecticut chartered stock savings bank located in Rockville, Connecticut (the “Bank”), with its deposit accounts insured by the Federal Deposit Insurance Corporation (“FDIC”), hereby confirm their agreement with Keefe, Bruyette & Woods, Inc. (the “Agent”). As of the date hereof, the Company, the MHC and the Bank hereby agree as follows:

Section 1. The Offering. The Bank, in accordance with its Amended and Restated Plan of Reorganization and Minority Stock Issuance adopted by its Board of Directors (the “Plan”), intends to reorganize from a Connecticut-chartered stock savings bank in the single tier mutual holding company structure into a Connecticut-chartered stock savings bank in the two-tier mutual holding company structure. Following the reorganization all of the Bank’s issued and outstanding capital stock will be held by the Company. The Reorganization will be accomplished pursuant to Connecticut state law and federal law. Pursuant to the Plan, the Company will offer and sell up to 8,357,050 shares of its common stock, no par value per share (the “Shares” or “Common Shares”), in a subscription offering (the “Subscription Offering”) to (1) depositors of the Bank with Qualifying Deposits (as defined in the Plan) as of March 31, 2003 (“Eligible Account Holders”), (2) the tax-qualified employee benefit plans of the MHC, the Company and the Bank, including the Rockville Bank Employee Stock Ownership Plan (the “ESOP”), (3) depositors of the Bank with Qualifying Deposits as of December 31, 2004

(“Supplemental Eligible Account Holders”), (4) employees, officers and directors of Rockville Bank that do not qualify under priorities (1) or (3), and (5) corporators of the MHC who do not qualify under priorities (1), (3) or (4). Subject to the prior subscription rights of the above-listed parties, the Company may offer for sale in a community offering (the “Community Offering” and, when referred to together with or subsequent to the Subscription Offering, the “Subscription and Community Offering”) conducted concurrently with or following the Subscription Offering, the Shares not subscribed for or ordered in the Subscription Offering to members of the general public to whom a copy of the Prospectus (as hereinafter defined) is delivered with a preference given to people who are residents of Hartford or Tolland Counties in Connecticut. It is anticipated that Shares not subscribed for in the Subscription and Community Offering may be offered to certain members of the general public on a best efforts basis through a selected dealers agreement (the “Syndicated Community Offering”) (the Subscription Offering, Community Offering and Syndicated Community Offering are collectively referred to as the “Offering”). The parties hereto acknowledge that the purchase of Shares in the Offering is subject to the maximum and minimum purchase limitations as described in the Plan and that the Company and the Bank may reject, in whole or in part, any orders received in the Community Offering or Syndicated Community Offering. Collectively, these transactions are referred to herein as the “Reorganization.”

In addition, as part of the Reorganization, and subject to compliance with certain conditions as may be imposed by regulatory authorities, the Company will contribute to the newly created Rockville Bank Community Foundation, Inc. (the “Charitable Foundation”), shares equal to 4.4% of the total of the shares sold in the Offering and those contributed to the Charitable Foundation, or 2% of all shares issued and outstanding following the Offering. The shares contributed to the Charitable Foundation hereinafter being referred to as the “Charitable Foundation Shares.” The Common Shares offered for sale in the Offering and the Charitable Foundation Shares contributed to the Charitable Foundation will in the aggregate represent a minority ownership interest of 45% of the Company’s total outstanding shares of Common Shares.

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1 (File No. 333-121421) (the “Registration Statement”) containing a prospectus relating to the Offering for the registration of the Shares under the Securities Act of 1933 (the “1933 Act”), and has filed such amendments thereof and such amended prospectuses as may have been required to the date hereof. The term “Registration Statement” shall include any documents incorporated by reference therein and all financial schedules and exhibits thereto, as amended, including post-effective amendments. The prospectus, as amended, on file with the Commission at the time the Registration Statement initially became effective is hereinafter called the “Prospectus,” except that if any Prospectus is filed by the Company pursuant to Rule 424(b) or (c) of the rules and regulations of the Commission under the 1933 Act (the “1933 Act Regulations”) differing from the prospectus on file at the time the Registration Statement initially becomes effective, the term “Prospectus” shall refer to the prospectus filed pursuant to Rule 424(b) or (c) from and after the time said prospectus is filed with the Commission.

In accordance with the State of Connecticut, Department of Banking Financial Institutional Division (the “Department”), the Company has filed an Acquisition Statement and Application to Form a Mutual Holding Company Subsidiary Holding Company and Stock Issuance and Application to the Board of Governors of the Federal Reserve System (“FRB”) pursuant to Section 3(a)(1) and 3(a)(3) of the Bank Holding Company Act of 1956, as amended (collectively, the Reorganization Application”), including the Prospectus and the Reorganization Valuation Appraisal Report prepared by FinPro, Inc. (the “Appraisal”) and has filed such amendments thereto as may have been required by the FRB, Department and, if applicable, the FDIC. The Reorganization Application has been approved by the Department, the FRB and, if necessary, the FDIC and the related Prospectus has been authorized for use by the Department and the Commission. In addition, the Company has filed with the FRB the Company’s bank holding company application (the “Holding Company Application”) to become a registered holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”) and the regulations promulgated thereunder (the "Control Act Regulations").

Section 2. Retention of Agent; Compensation; Sale and Delivery of the Shares. Subject to the terms and conditions herein set forth, the MHC, the Company and the Bank hereby appoint the Agent as their exclusive financial advisor and marketing agent (i) to utilize its best efforts to solicit subscriptions for Common Shares and to advise and assist the MHC, the Company and the Bank with respect to the Company’s sale of the Shares in the Offering and (ii) to participate in the Offering in the areas of market making, research coverage and in syndicate formation (if necessary).

On the basis of the representations, warranties, and agreements herein contained, but subject to the terms and conditions herein set forth, the Agent accepts such appointment and agrees to consult with and advise the MHC, the Company and the Bank as to the matters set forth in the letter agreement, dated November 1, 2004, between the Bank and the Agent (a copy of which is attached hereto as Exhibit A). It is acknowledged by the MHC, the Company and the Bank that the Agent shall not be required to purchase any Shares or be obligated to take any action which is inconsistent with all applicable laws, regulations, decisions or orders.

The obligations of the Agent pursuant to this Agreement (other than those set forth in Section 2(a) and (c) hereof) shall terminate upon the completion or termination or abandonment of the Plan by the Company or upon termination of the Offering, but in no event later than 45 days after the completion of the Subscription Offering (the “End Date”). All fees earned or expenses due to the Agent but unpaid will be payable to the Agent in next day funds at the earlier of the Closing Date (as hereinafter defined) or the End Date. In the event the Offering is extended beyond the End Date, the Company, the Bank and the Agent may agree to renew this Agreement under mutually acceptable terms.

In the event the Company is unable to sell a minimum of 6,176,950 Shares within the period herein provided, this Agreement shall terminate and the Company shall refund to any persons who have subscribed for any of the Shares the full amount which it may have received from them plus accrued interest, as set forth in the Prospectus; and none of the parties to this Agreement shall have any obligation to the other parties hereunder, except as set forth in this Section 2 and in Sections 6, 8 and 9 hereof. In the event the Offering is terminated for any reason not attributable to the action or inaction of the Agent, the Agent shall be paid the fees due to the date of such termination pursuant to subparagraphs (a) and (d) below.

If all conditions precedent to the consummation of the Reorganization, including, without limitation, the sale of all Shares required by the Plan to be sold, are satisfied, the Company agrees to issue, or have issued, the Shares sold in the Offering and to release for delivery certificates for such Shares on the Closing Date (as hereinafter defined) against payment to the Company by any means authorized by the Plan; provided, however, that no funds shall be released to the Company until the conditions specified in Section 7 hereof shall have been complied with to the reasonable satisfaction of the Agent and its counsel. The release of Shares against payment therefor shall be made on a date and at a place acceptable to the Company, the Bank and the Agent. Certificates for shares shall be delivered directly to the purchasers in accordance with their directions. The date upon which the Company shall release or deliver the Shares sold in the Offering, in accordance with the terms herein, is called the “Closing Date.”

The Agent shall receive the following compensation for its services hereunder:

(a) A management fee of $40,000 payable in four consecutive monthly installments of $10,000 commencing with the adoption of the Plan. This fee shall be due as it is earned and shall be non-refundable.

(b) A success fee upon completion of the Offering of 1.00% of the aggregate purchase price of the Common Shares sold in the Subscription Offering and Community Offering excluding Shares purchased by the officers, directors, corporators or employees (or members of their immediate families) of the Bank, shares purchased by the Company’s or the Bank’s tax-qualified and non-qualified employee benefit plans (except IRA’s) and shares issued to the Charitable Foundation. The management fee described in (a) above will be applied against the success fee.

(c) If any of the Common Shares remain available after the Subscription Offering, at the request of the Bank, the Agent will seek to form a syndicate of registered broker-dealers (“Selected Dealers”) to assist in the sale of such Common Shares on a best efforts basis, subject to the terms and conditions set forth in the selected dealers agreement. The Agent will endeavor to distribute the Common Shares among the Selected Dealers in a manner which best meets the distribution objectives of the Bank and the Plan. The Agent will be paid a fee not to exceed 5.5% of the aggregate Purchase Price of the Shares sold by the Selected Dealers. The Agent will pass onto the Selected Dealers who assist in the Syndicated Community Offering an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. Fees with respect to purchases effected with the assistance of Selected Dealers other than the Agent shall be transmitted by the Agent to such Selected Dealers. The decision to utilize Selected Dealers will be made by the Company upon consultation with the Agent.

(d) The Bank and Company shall reimburse the Agent for reasonable out-of-pocket expenses, including costs of travel, meals and lodging, photocopying, telephone,

facsimile and couriers, which out-of-pocket expenses will not exceed $20,000. In addition, the Bank shall reimburse the Agent for the fees of its counsel which will not exceed $35,000, and which do not include legal fees to complete the qualification of the Common Shares under the various state securities “Blue Sky” laws. The Bank will bear the expenses of the Offering customarily borne by issuers including, without limitation, regulatory filing fees, the Commission, “Blue Sky,” and filing and registration fees as may be required under the rules and regulations of the National Association of Securities Dealers, Inc. (“NASD”); the fees of the Bank’s accountants, attorneys, appraiser, transfer agent and registrar, printing, mailing and marketing expenses associated with the reorganization; and the fees set forth under this Section 2. The Company or the Bank will reimburse the Agent for any such expenses incurred by the Agent on their behalf.

Full payment of Agent’s actual and accountable expenses, advisory fees and compensation shall be made in next day funds on the earlier of the Closing Date or a determination by the Bank to terminate or abandon the Plan.

Section 3. Prospectus; Offering. The Shares are to be initially offered in the Offering at the Purchase Price as defined and set forth on the cover page of the Prospectus.

Section 4. Representations and Warranties of the MHC, the Company and the Bank. The MHC, the Company and the Bank jointly and severally represent and warrant to and agree with the Agent as follows:

(a) The Registration Statement which was prepared by the MHC, the Company and the Bank and filed with the Commission has been declared effective by the Commission, no stop order has been issued with respect thereto and no proceedings therefor have been initiated or, to the knowledge of the Company, the Bank and the MHC, threatened by the Commission. At the time the Registration Statement, including the Prospectus contained therein (including any amendment or supplement), became effective and at the closing time, the Registration Statement complied and will comply with the requirements of the 1933 Act and the 1933 Act Regulations and the Registration Statement, including the Prospectus contained therein (including any amendment or supplement thereto), and any information regarding the Company or the Bank contained in any document, advertisement, oral statement or communication (“Sales Information”) was authorized by the Company or the Bank for use in connection with the Offering, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and at the time any Rule 424(b) or (c) Prospectus is filed with the Commission and at the Closing Date referred to in Section 2, the Prospectus (including any amendment or supplement thereto) and any information regarding the Company or the Bank contained in Sales Information authorized by the Company or the Bank for use in connection with the Offering will contain all statements that are required to be stated therein in accordance with the 1933 Act and the 1933 Act Regulations and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 4(a) shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the Company or the Bank by the Agent or its counsel expressly regarding the Agent for use in the Prospectus under the caption “The Reorganization and Stock Offering—Plan of Distribution and Marketing Arrangements” or statements in or omissions from any Sales Information or information filed pursuant to state securities or “blue sky” laws or regulations regarding the Agent.

(b) The Reorganization Application which was prepared by the MHC, the Company and the Bank and filed with and approved by the Department, and the related Prospectus have been authorized for use by the Department and the FRB. No order has been issued by the Department, SEC, FRB or the FDIC preventing or suspending the use of the Prospectus, and no action by or before any such government entity to revoke any approval, authorization or order of effectiveness related to the Reorganization is pending or, to the best knowledge of the Company or the Bank, threatened. At the time of the approval of the Reorganization Application, including the Prospectus (including any amendment or supplement thereto), by the Department and at all times subsequent thereto until the Closing Date, the Reorganization Application, including the Prospectus (including any amendment or supplement thereto), will comply in all material respects with the laws, regulations and policies of the Department and the FRB, except to the extent waived in writing by the Department, and the FRB. The Reorganization Application, including the Prospectus (including any amendment or supplement thereto), does not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 4(b) shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the Company or the Bank by the Agent or its counsel expressly regarding the Agent for use in the Prospectus contained in the Reorganization Application under the caption “The Reorganization and Stock Offering—Plan of Distribution and Marketing Arrangements” or statements in or omissions from any Sales Information or information filed pursuant to state securities or blue sky laws or regulations regarding the Agent.

(c) The Company has filed with the FRB, the Holding Company Application for approval of its acquisition of the Bank under Section 3(a)(1) and 3(a)(3) of the BHCA and the Control Act Regulations. The Company has received written notice from the FRB of its approval of the acquisition of the Bank, such approval remains in full force and effect and no order has been issued by the FRB suspending or revoking such approval and no proceedings therefor have been initiated or, to the knowledge of the Company, the Bank or the MHC, threatened by the FRB. At the date of such approval, the Holding Company Application complied in all material respects with the applicable provisions of BHCA and the regulations promulgated thereunder.

(d) The Bank has been advised in writing by the FDIC that no application or notice is required to be filed with the FDIC in connection with the Reorganization.

(e) At the Closing Date, the Plan will have been adopted by the Boards of Directors of the MHC, the Company and the Bank, and the offer and sale of the Shares and the establishment and funding of the Charitable Foundation will have been conducted in all material respects in accordance with the Plan, the laws, regulations and policies of the State of Connecticut, and all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Reorganization imposed upon the MHC, the Company or the Bank by the Department and FRB, the Commission, or any other regulatory authority and in the manner described in the Prospectus. To the best knowledge of the MHC, the Company and the Bank, no person has sought to obtain review of the final action of the Department or FRB in approving the Plan or in approving the Reorganization Application or the Holding Company Application pursuant to the BHCA or any other statute or regulation.

(f) The Bank has been organized and is a validly existing Connecticut-chartered savings bank in stock form of organization and upon the completion of the Reorganization will continue to be a duly organized and validly existing Connecticut-chartered savings bank in permanent capital stock form of organization, in both instances duly authorized to conduct its business and own its property as described in the Registration Statement and the Prospectus; the Bank has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business, except those that individually or in the aggregate would not materially and adversely affect the financial condition, results of operations or business of the MHC, the Company and the Bank, taken as a whole; all such licenses, permits and governmental authorizations are in full force and effect, and the Bank is in compliance with all material laws, rules, regulations and orders applicable to the operation of its business, except where failure to be in compliance would not materially and adversely affect the financial condition, results of operations or business of the MHC, the Company and the Bank, taken as a whole; the Bank is duly qualified as a foreign corporation to transact business and is in good standing, if applicable, in each jurisdiction in which its ownership of property or leasing of property or the conduct of its business requires such qualification, unless the failure to be so qualified in one or more of such jurisdictions would not materially and adversely affect the financial condition, results of operations or business of the Bank. The Bank does not own equity securities or any equity interest in any other business enterprise except as described in the Prospectus or as would not be material to the operations of the Bank. Upon completion of the sale by the Company of the Shares as contemplated by the Prospectus, (i) all of the authorized and outstanding capital stock of the Bank will be owned by the Company, and (ii) the Company will have no direct subsidiaries other than the Bank. The Reorganization will be effected in all material respects in accordance with all applicable statutes, regulations, decisions and orders; and, except with respect to the filing of certain post-sale, post-Reorganization reports, and documents in compliance with the 1933 Act Regulations, the laws, regulations and policies of the State of Connecticut, letters of approval from the Department and the FRB, at the time of the Closing, all terms, conditions, requirements and provisions with respect to the Reorganization imposed by the Commission, the Department and, if necessary, the FDIC will have been complied with by the MHC, the Company and the

Bank in all material respects or appropriate waivers will have been obtained and all material notice and waiting periods will have been satisfied, waived or elapsed.

(g) Upon completion of its formation, and in any event no later than the Closing Date, the Company will be duly incorporated and validly existing as a corporation under the laws of the State of Connecticut with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus, and at the Closing Date the Company will be qualified to do business as a foreign corporation in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to so qualify would not materially and adversely affect the financial condition, results of operations or business of the Company. At the Closing Date the Company will have obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business except those that individually or in the aggregate would not materially and adversely affect the financial condition, results of operations or business of the MHC, the Company and the Bank, taken as a whole; all such licenses, permits and governmental authorizations will be in full force and effect, and the Company will be in all material respects complying with all laws, rules, regulations and orders applicable to the operation of its business.

(h) The MHC is a duly incorporated and validly existing corporation under the laws of the State of Connecticut with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus. The MHC is qualified to do business as a foreign corporation in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to so qualify would not materially and adversely affect the financial condition, results of operations or business of the MHC, the Company and the Bank, taken as a whole. The MHC has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business except those that individually or in the aggregate would not materially and adversely affect the financial condition, results of operations or business of the MHC, the Company and the Bank, taken as a whole; all such licenses, permits and governmental authorizations will be in full force and effect, and the MHC is in all material respects complying with all laws, rules, regulations and orders applicable to the operation of its business.

(i) The Charitable Foundation has been duly incorporated and is validly existing as a non-stock, non-profit corporation under the laws of the State of Connecticut with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus; the Charitable Foundation will not be a bank holding company within the meaning of the BHCA as a result of the issuance of shares of Common Stock to it in accordance with the terms of the Plan and in the amounts as described in the Prospectus; no approvals are required to establish the Charitable Foundation and to contribute the shares of Common Stock thereto as described in the Prospectus other than those imposed by the Department, the FRB and the FDIC; except as specifically disclosed in the Prospectus, there are no agreements and/or understandings, written or oral, between the Company, the Bank and/or the MHC and the

Charitable Foundation with respect to the control, directly or indirectly, over the voting and the acquisition or disposition of the Charitable Foundation Shares; at the time of the Reorganization, the Charitable Foundation Shares will have been duly authorized for issuance and, when issued and contributed by the Company pursuant to the Plan, will be duly and validly issued and fully paid and non-assessable; and the issuance of the Charitable Foundation Shares is not subject to preemptive or similar rights.

(j) The Bank is a member of the Federal Home Loan Bank of Boston (“FHLB-Boston”). The deposit accounts of the Bank are insured by the FDIC up to the applicable limits, and no proceedings for the termination or revocation of such insurance are pending or, to the best knowledge of the MHC, the Company or the Bank, threatened.

(k) The Bank, the MHC and upon completion of its formation, the Company, has or will have, as the case may be, good and marketable title to all real property and good title to all other assets material to the business of the MHC, the Company and the Bank, taken as a whole, and to those properties and assets described in the Registration Statement and Prospectus as owned by them, free and clear of all liens, charges, encumbrances or restrictions, except such as are described in the Registration Statement and Prospectus, or are not material to the business of the MHC, the Company and the Bank, taken as a whole; and all of the leases and subleases material to the business of the MHC, the Company and the Bank, taken as a whole, under which the MHC, the Company or the Bank hold properties, including those described in the Registration Statement and Prospectus, are in full force and effect.

(l) The MHC, the Company and the Bank have received an opinion of their special counsel, Tyler Cooper & Alcorn LLP, with respect to the federal and Connecticut income tax consequences of the Reorganization and the contribution of the Charitable Foundation Shares to the Charitable Foundation; all material aspects of such opinion are accurately summarized in the Registration Statement and the Prospectus. The MHC, the Company and the Bank, represent and warrant that the facts upon which such opinions are based are truthful, accurate and complete.

(m) The Bank and the MHC, each has all such power, authority, authorizations, approvals and orders as may be required to enter into this Agreement, to carry out the provisions and conditions hereof and to issue and sell the Shares to be sold by the Company as provided herein and as described in the Prospectus, subject to approval or confirmation by the Department of the Appraisal. The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on the part of the Bank and MHC. This Agreement has been validly executed and delivered by the Bank and MHC and is the valid, legal and binding agreement of the Bank and MHC enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of savings and loan holding companies, the accounts of whose subsidiaries are insured by the FDIC, or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law, and except to the extent, if any, that the provisions of Sections 8 and 9 hereof may be unenforceable as against public policy). Upon completion of its formation, and in any event no later than the Closing Date, the Company will have all such power, authority, authorizations, approvals and orders as may be required to enter into this Agreement, to carry out the provisions and conditions hereof and to issue and sell the Shares to be sold by the Company as provided herein and as described in the Prospectus, subject to approval or confirmation by the Department, and if necessary, the FDIC of the final appraisal of the Bank. The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated will have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement will have been validly executed and delivered by the Company and will be the valid, legal and binding agreement of the Company enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of savings and loan holding companies, the accounts of whose subsidiaries are insured by the FDIC, or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law, and except to the extent, if any, that the provisions of Sections 8 and 9 hereof may be unenforceable as against public policy).

(n) None of the Bank, the Company nor the MHC is, in violation of any directive received from the Department, the FRB, the FDIC, or any other agency to make any material change in the method of conducting their businesses so as to comply in all material respects with all applicable statutes and regulations (including, without limitation, regulations, decisions, directives and orders of the Department, the FRB and the FDIC) and, except as may be set forth in the Registration Statement and the Prospectus, there is no suit or proceeding or charge or action before or by any court, regulatory authority or governmental agency or body, pending or, to the knowledge of the MHC, the Company or the Bank, threatened, which would materially and adversely affect the Reorganization, the performance of this Agreement or the consummation of the transactions contemplated in the Plan and as described in the Registration Statement and the Prospectus or which would result in any material adverse change in the financial condition, results of operations or business of the MHC, the Company or the Bank, or which would materially and adversely affect their properties and assets.

(o) The financial statements and notes related thereto which are included in the Prospectus fairly present the balance sheet, income statement, statement of changes in equity capital and statement of cash flows of the MHC at the respective dates indicated and for the respective periods covered thereby and comply as to form in all material respects with the applicable accounting requirements of Title 12 of the Code of Federal Regulations. Such financial statements and notes related thereto have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied through the periods involved, present fairly in all material respects the information required to be stated therein and are consistent with the most recent financial statements and other reports filed by the MHC with the Department and the FDIC, except that accounting principles employed in such regulatory filings conform to the requirements of the FDIC and not necessarily to GAAP. The other financial, statistical and pro forma information and related notes included in the Prospectus present fairly the information shown therein on a basis consistent with the audited and unaudited financial statements of the MHC included in the Prospectus, and as to the pro forma adjustments, the adjustments made therein have been properly applied on the basis described therein.

(p) Since the respective dates as of which information is given in the Registration Statement including the Prospectus: (i) there has not been any material adverse change, financial or otherwise, in the condition of the MHC, the Company or the Bank and its subsidiaries, considered as one enterprise, or in the earnings, capital or properties of the MHC, the Company or the Bank, whether or not arising in the ordinary course of business; (ii) there has not been any material increase in the long-term debt of the Bank or in the principal amount of the Bank’s assets which are classified by the Bank as substandard, doubtful or loss or in loans past due 90 days or more or real estate acquired by foreclosure, by deed-in-lieu of foreclosure or deemed in-substance foreclosure or any material decrease in equity capital or total assets of the Bank, nor has the MHC, the Company or the Bank issued any securities (other than in connection with the incorporation of the Company) or incurred any liability or obligation for borrowing other than in the ordinary course of business; (iii) there have not been any material transactions entered into by the MHC, the Company or the Bank; (iv) there has been no material adverse change in the MHC’s, the Company’s or the Bank’s relationship with its insurance carriers, including, without limitation, cancellation or other termination of the MHC’s, the Company’s or the Bank’s fidelity bond or any other type of insurance coverage; (v) except as disclosed in the Prospectus, there has been no material change in management of the MHC, the Company or the Bank; (vi) none of the MHC, the Company nor the Bank has sustained any material loss or interference with its respective business or properties from fire, flood, windstorm, earthquake, accident or other calamity, whether or not covered by insurance; and (vii) none of the MHC, the Company nor the Bank has defaulted in the payment of principal or interest on any outstanding debt obligations. All documents made available to or delivered or to be made available to or delivered by the Bank, the MHC, or the Company or their representatives in connection with the issuance and sale of the Shares, including records of account holders, depositors, borrowers and other members of the Bank, or in connection with the Agent’s exercise of due diligence, except for those documents which were prepared by parties other than the Bank, the Company, the MHC or their representatives, to the best knowledge of the Bank, the MHC and the Company, were on the dates on which they were delivered, or will be on the dates on which they are to be delivered, true, complete and correct in all material respects.

(q) None of the MHC, the Company nor the Bank is or will be (i) in violation of its Charter or Articles of Incorporation, respectively, and/or Bylaws (and the Bank will not be in violation of its Charter or Bylaws in capital stock form upon consummation of the Reorganization), or (ii) in default in the performance or observance of any material obligation, agreement, covenant, or condition contained in any material contract, lease, loan agreement, indenture or other instrument to which it is a party or by which it or any of its property may be bound. The consummation of the transactions herein contemplated will not: (i) conflict with or constitute a breach of, or default under, or result in the creation of any material lien, charge or encumbrance upon any of the assets of the MHC, the Company or the Bank pursuant to the Charter and Bylaws of the Company and the MHC or the Articles of Incorporation, and Bylaws of the Bank or any material contract, lease or other instrument in which the MHC, the Company or the Bank has a beneficial interest, or any applicable law, rule, regulation or order; or (ii) violate any authorization, approval, judgment, decree, order, statute, rule or regulation applicable to the MHC, the Company or the Bank, except for such violations which would not materially and adversely affect the financial condition and results of operations of the MHC, the Company and the Bank on a consolidated basis.

(r) No default exists, and no event has occurred which with notice or lapse of time, or both, would constitute a default on the part of the MHC, the Company or the Bank in the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, note, bank loan or credit agreement or any other instrument or agreement to which the MHC, the Company or the Bank is a party or by which any of them or any of their property is bound or affected, except such defaults which would not materially and adversely affect the financial condition or results of operations of the MHC, the Company and the Bank on a consolidated basis; such agreements are in full force and effect; and no other party to any such agreements has instituted or, to the knowledge of the MHC, the Company and the Bank, threatened any action or proceeding wherein the MHC, the Company or the Bank would or could be alleged to be in default thereunder, where such action or proceeding, if determined adversely to the MHC, the Company or the Bank, would materially and adversely affect the financial condition, results of operations, or business of the MHC, the Company or the Bank considered as one enterprise.

(s) Upon consummation of the Reorganization and the contribution of the Charitable Foundation Shares, the authorized, issued and outstanding equity capital of the Company will be within the range set forth in the Prospectus under the caption “Capitalization,” and no Shares have been or will be issued and outstanding prior to the Closing Date; the Shares (including the Charitable Foundation Shares and shares to be issued to the MHC) will have been duly and validly authorized for issuance and, when issued and delivered by the Company pursuant to the Plan against payment of the consideration calculated as set forth in the Plan or contributed by the Company pursuant to the Plan in the case of the Foundation Shares and in the Prospectus, will be duly and validly issued, fully paid and non-assessable, except for shares purchased by the ESOP with funds borrowed from the Company to the extent payment therefor in cash has not been received by the Company; except to the extent that subscription rights and priorities pursuant thereto exist pursuant to the Plan, no preemptive rights exist with respect to the Shares; and the terms and provisions of the Shares will conform in all material respects to the description thereof contained in the Registration Statement and the Prospectus. Upon the issuance of the Shares, the Shares will be delivered to the purchasers thereof against payment therefor, subject to such claims as may be asserted against the purchasers thereof by third-party claimants.

(t) No approval of any regulatory or supervisory or other public authority is required in connection with the execution and delivery of this Agreement or the issuance of the Shares and the Charitable Foundation Shares, except for the approval of the Commission, the Department and the FRB, and any necessary qualification, notification, registration or exemption under the securities or blue sky laws of the various states in which the Shares are to be offered, and except as may be required under the rules and regulations of the NASD.

(u) Deloitte & Touche LLP, which has certified the audited consolidated financial statements of the MHC included in the Prospectus, has advised the MHC, in writing that they are, with respect to the MHC and its subsidiaries, independent public accountants within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.

(v) FinPro, Inc., which has prepared the Bank’s Valuation Appraisal Report (as amended or supplemented, if so amended or supplemented) (the “Appraisal”), has advised the Company in writing that it is independent of the MHC, the Company and the Bank within the meaning of the State of Connecticut laws, regulations and policies.

(w) The Company, the MHC and the Bank have timely filed all required federal, state and local tax returns; the Company, the MHC and the Bank have paid all taxes that have become due and payable in respect of such returns, except where permitted to be extended, have made adequate reserves for similar future tax liabilities. The Company, the MHC and the Bank have no knowledge of any tax deficiency which has been asserted with respect to the Company, the MHC and the Bank by any taxing authority.

(x) The Bank, the MHC and upon completion of its formation, the Company, is and will be, as the case may be in compliance in all material respects with the applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the regulations and rules thereunder.

(y) To the knowledge of the MHC, the Company and the Bank, with the exception of the intended loan to the Bank’s ESOP by the Company to enable the ESOP to purchase Shares, none of the MHC, the Company, the Bank nor employees of the MHC, the Company or the Bank has made any payment of funds of the MHC, the Company or the Bank as a loan for the purchase of the Shares or made any other payment of funds prohibited by law, and no funds have been set aside to be used for any payment prohibited by law.

(z) Prior to the Reorganization, none of the MHC, the Company nor the Bank has: (i) issued any securities within the last 18 months (except for notes to evidence bank loans and reverse repurchase agreements or other liabilities in the ordinary course of business or as described in the Prospectus); (ii) had any material dealings within the 12 months prior to the date hereof with any member of the NASD, or any person related to or associated with such member, other than discussions and meetings relating to the proposed Offering and routine purchases and sales of United States government and agency and other securities in the ordinary course of business; (iii) entered into a financial or management consulting agreement except as contemplated hereunder; and (iv) engaged any intermediary between the Agent and the MHC, the Company and the Bank in connection with the offering of the Shares, and no person is being compensated in any manner for such service. Appropriate arrangements have been made for placing the funds received from subscriptions for Shares in an account at the Bank until all Shares are sold and paid for, with provision for refund to the purchasers in the event that the Reorganization is not completed for whatever reason or for delivery to the Company if all Shares are sold, with interest at the Bank’s regular passbook savings rate.

(aa) The Company, the MHC and the Bank have not relied upon the Agent or its legal counsel for any legal, tax or accounting advice in connection with the Reorganization.

(bb) The Company and the MHC are not required to be registered under the Investment Company Act of 1940, as amended.

(cc) Any certificates signed by an officer of the MHC, the Company or the Bank pursuant to the conditions of this Agreement and delivered to the Agent or their counsel that refers to this Agreement shall be deemed to be a representation and warranty by the MHC, the Company or the Bank to the Agent as to the matters covered thereby with the same effect as if such representation and warranty were set forth herein.

(dd) None of the Company, the Bank nor the MHC nor any properties owned or operated by the Company, the Bank or the MHC, is in violation of or liable under any Environmental Law (as defined below), except for such violations or liabilities that, individually or in the aggregate, would not materially and adversely affect the financial condition, results of operations or business of the Company, the Bank and the MHC, taken as a whole. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted or pending or, to the knowledge of the Company, the Bank or the MHC, threatened relating to the liability of any property owned or operated by the Company, the Bank or the MHC under any Environmental Law. For purposes of this subsection, the term “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any regulatory authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

(ee) The Company has filed a registration statement for the Common Shares under Section 12(g) of the Securities Exchange Act of 1934 (the “1934 Act”), as amended (the “Exchange Act Registration Statement”).

(ff) The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accounts or assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect thereto. The books, records and accounts and systems of internal accounting control of the Company and its subsidiaries comply in all material respects with the requirements of Section 13(b)(2) of the 1934 Act. Upon registration of the Shares, the Company will maintain “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the 1934 Act).

Section 5. Representations and Warranties of the Agent. The Agent represents and warrants to the MHC, Company and the Bank as follows:

(a) The Agent is a corporation and is validly existing in good standing under the laws of the State of New York and licensed to conduct business in the State of Connecticut with full power and authority to provide the services to be furnished to the Bank, the MHC and the Company hereunder.

(b) The Agent is duly registered in good standing as a broker dealer with the SEC and is a member in good standing of the NASD.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Agent, and this Agreement has been duly and validly executed and delivered by the Agent and is a legal, valid and binding agreement of the Agent, enforceable in accordance with its terms.

(d) Each of the Agent and its employees, agents and representatives who shall perform any of the services hereunder shall be duly authorized and empowered, and shall have all licenses, approvals and permits necessary to perform such services; and the Agent is a registered selling agent in each of the jurisdictions in which the Shares are to be offered by the Company in reliance upon the Agent as a registered selling agent as set forth in the blue sky memorandum prepared with respect to the Offering.

(e) The execution and delivery of this Agreement by the Agent, the consummation of the transactions contemplated hereby and compliance with the terms and provisions hereof will not conflict with, or result in a breach of, any of the terms, provisions or conditions of, or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, the Articles of Incorporation or Bylaws of the Agent or any

agreement, indenture or other instrument to which the Agent is a party or by which it or its property is bound.

(f) No approval of any regulatory or supervisory or other public authority is required in connection with the Agent’s execution and delivery of this Agreement, except as may have been received.

(g) There is no suit or proceeding or charge or action before or by any court, regulatory authority or government agency or body or, to the knowledge of the Agent, pending or threatened, which would materially and adversely affect the Agent’s performance under this Agreement.

Section 5.l Covenants of the MHC, the Company and the Bank. The MHC, the MHC, the Company and the Bank hereby jointly and severally covenant with the Agent as follows:

(a) The Company will not, at any time after the date the Registration Statement is declared effective, file any amendment or supplement to the Registration Statement without providing the Agent and its counsel an opportunity to review such amendment or supplement or to file any amendment or supplement to which amendment or supplement the Agent or its counsel shall reasonably object.

(b) The Bank will not, at any time after the Reorganization Application is approved by the Department and the FRB, file any amendment or supplement to such Reorganization Application without providing the Agent and its counsel an opportunity to review such amendment or supplement or to file any amendment or supplement to which amendment or supplement the Agent or its counsel shall reasonably object.

(c) The Company will not, at any time after the Holding Company Application is approved by the FRB, file any amendment or supplement to such Holding Company Application without providing the Agent and its counsel an opportunity to review the non-confidential portions of such amendment or supplement or file any amendment or supplement to which amendment or supplement the Agent or its counsel shall reasonably object.

(d) The Company, the MHC and the Bank will use their best efforts to cause any post-effective amendment to the Registration Statement to be declared effective by the Commission and any post-effective amendment to the Reorganization Application to be approved by the Department and the FRB and will immediately upon receipt of any information concerning the events listed below notify the Agent: (i) when the Registration Statement, as amended, has become effective; (ii) when the Reorganization Application, as amended, has been approved by the Department and the FRB; (iii) of any comments from the Commission, the Department, the FRB or any other governmental entity with respect to the Reorganization or the transactions contemplated by this Agreement; (iv) of the request by the Commission, the Department, the FRB or any other governmental entity for any amendment or supplement to the Registration Statement, the

Reorganization Application, the Holding Company Application or for additional information; (v) of the issuance by the Commission, the Department, the FRB or any other governmental entity of any order or other action suspending the Offering or the use of the Registration Statement or the Prospectus or any other filing of the Company or the Bank under the laws, regulations or policies of the State of Connecticut, or other applicable law, or the threat of any such action; (vi) of the issuance by the Commission, the Department, the FRB or any authority of any stop order suspending the effectiveness of the Registration Statement or of the initiation or threat of initiation or threat of any proceedings for that purpose; or (vii) of the occurrence of any event mentioned in paragraph (h) below. The Company, the MHC and the Bank will make every reasonable effort to prevent the issuance by the Commission, the Department, the FRB or any other state authority of any such order and, if any such order shall at any time be issued, to obtain the lifting thereof at the earliest possible time.

(e) The Company, the MHC and the Bank will deliver to the Agent and to its counsel two conformed copies of the Registration Statement, the Reorganization Application and the Holding Company Application, as originally filed and of each amendment or supplement thereto, including all exhibits. Further, the MHC, the Company and the Bank will deliver such additional copies of the foregoing documents to counsel to the Agent as may be required for any NASD filings.

(f) The Company, the MHC and the Bank will furnish to the Agent, from time to time during the period when the Prospectus (or any later prospectus related to this offering) is required to be delivered under the 1933 Act or the 1934 Act, such number of copies of such Prospectus (as amended or supplemented) as the Agent may request for the purposes contemplated by the 1933 Act, the 1933 Act Regulations, the 1934 Act or the rules and regulations promulgated under the 1934 Act (the “1934 Act Regulations”). The Company authorizes the Agent to use the Prospectus (as amended or supplemented, if amended or supplemented) in any lawful manner contemplated by the Plan in connection with the sale of the Shares by the Agent.

(g) The Company, the MHC and the Bank will comply with any and all material terms, conditions, requirements and provisions with respect to the Reorganization (including the establishment and operation of a Charitable Foundation) and the transactions contemplated thereby imposed by the Commission, the Department, the FRB or the laws, regulations and policies of the State of Connecticut, and by the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations to be complied with prior to or subsequent to the Closing Date and when the Prospectus is required to be delivered, and during such time period the MHC, the Company and the Bank will comply, at their own expense, with all material requirements imposed upon them by the Commission, the Department, the FRB or the laws, regulations and policies of the State of Connecticut, and by the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations, including, without limitation, Rule 10b-5 under the 1934 Act, in each case as from time to time in force, so far as necessary to permit the continuance of sales or dealing in the Common Shares during such period in accordance with the provisions hereof and the Prospectus.

(h) If, at any time during the period when the Prospectus relating to the Shares is required to be delivered, any event relating to or affecting the MHC, the Company or the Bank shall occur, as a result of which it is necessary or appropriate, in the opinion of counsel for the MHC, the Company and the Bank or in the reasonable opinion of the Agent’s counsel, to amend or supplement the Registration Statement or Prospectus in order to make the Registration Statement or Prospectus not misleading in light of the circumstances existing at the time the Prospectus is delivered to a purchaser, the MHC, the Company and the Bank will immediately so inform the Agent and prepare and file, at their own expense, with the Commission, the Department, and any other governmental agency or authority with jurisdiction over the sale of the Shares and furnish to the Agent a reasonable number of copies, of an amendment or amendments of, or a supplement or supplements to, the Registration Statement or Prospectus (in form and substance reasonably satisfactory to the Agent and its counsel after a reasonable time for review) which will amend or supplement the Registration Statement or Prospectus so that as amended or supplemented it will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time the Prospectus is delivered to a purchaser, not misleading. For the purpose of this Agreement, the MHC, the Company and the Bank each will timely furnish to the Agent such information with respect to itself as the Agent may from time to time reasonably request.

(i) The Company, the MHC and the Bank will take all necessary actions in cooperating with the Agent and furnish to whomever the Agent may direct such information as may be required to qualify or register the Shares for offering and sale by the Company or to exempt such Shares from registration, or to exempt the Company as a broker-dealer and its officers, directors and employees as broker-dealers or agents under the applicable securities or blue sky laws of such jurisdictions in which the Shares are required under the Control Act Regulations to be sold or as the Agent and the Company, the MHC and the Bank may reasonably agree upon; provided, however, that the Company shall not be obligated to file any general consent to service of process, to qualify to do business in any jurisdiction in which it is not so qualified, or to register its directors or officers as brokers, dealers, salesmen or agents in any jurisdiction. In each jurisdiction where any of the Shares shall have been qualified or registered as above provided, the Company will make and file such statements and reports in each fiscal period as are or may be required by the laws of such jurisdiction.

(j) The MHC, the Company and the Bank will not sell or issue, contract to sell or otherwise dispose of, for a period of 90 days after the Closing Date, without the Agent’s prior written consent, any of their Common Shares, other than Common Shares in connection with any plan or arrangement described in the Prospectus, including existing stock benefit plans.

(k) The Company has registered its Common Shares under Section 12(g) of the 1934 Act concurrently with the Offering and such registration automatically became effective at the time the Registration Statement was declared effective. The Company shall maintain the effectiveness of such registration for not less than three years.

(l) During the period during which the Common Shares are registered under the 1934 Act or for three years from the date hereof, whichever period is greater, the Company will furnish to its shareholders as soon as practicable after the end of each fiscal year an annual report of the Company (including a consolidated balance sheet and statements of consolidated income, shareholders’ equity and cash flows of the Company and its subsidiaries as at the end of and for such year, certified by independent registered public accountants in accordance with Regulation S-X under the 1933 Act and the 1934 Act).

(m) During the period of three years from the date hereof, the Company will furnish to the Agent: (i) as soon as practicable after such information is publicly available, a copy of each report of the Company furnished to or filed with the Commission under the 1934 Act or any national securities exchange or system on which any class of securities of the Company is listed or quoted (including, but not limited to, reports on Forms 10-K or 10-KSB, 10-Q or 10-QSB and 8-K and all proxy statements and annual reports to stockholders), (ii) a copy of each other nonconfidential report of the Company mailed to its shareholders or filed with the Commission, the Department or any other supervisory or regulatory authority or any national securities exchange or system on which any class of securities of the Company is listed or quoted, each press release and material news items and additional documents and information with respect to the Company or the Bank as the Agent may reasonably request; and (iii) from time to time, such other nonconfidential information concerning the MHC, the Company or the Bank as the Agent may reasonably request.

(n) The Company, the MHC and the Bank will use the net proceeds from the sale of the Shares in the manner set forth in the Prospectus under the caption “Use of Proceeds.”

(o) Other than as permitted by the Control Act Regulations, the BHCA, the laws, regulations and policies of the State of Connecticut, the 1933 Act, the 1933 Act Regulations and the rules and regulations and the laws of any state in which the Shares are registered or qualified for sale or exempt from registration, none of the Company nor the Bank will distribute any prospectus, offering circular or other offering material in connection with the offer and sale of the Shares.

(p) The Company will use its best efforts to maintain listing of the Shares on the NASDAQ Stock Market.

(q) The Bank will maintain appropriate arrangements for depositing all funds received from persons mailing subscriptions for or orders to purchase Shares in the Offering at the rate described in the Prospectus until the Closing Date and satisfaction of all conditions precedent to the release of the Bank’s obligation to refund payments received from persons subscribing for or ordering Shares in the Offering in accordance with the Plan and as described in the Prospectus or until refunds of such funds have been made with interest to the persons entitled thereto or withdrawal authorizations canceled in accordance with the Plan and as described in the Prospectus. The Bank will maintain such records of all funds received to permit the funds of each subscriber to be separately insured by the FDIC (to the maximum extent allowable) and to enable the Bank to make the appropriate refunds of such funds in the event that such refunds are required to be made in accordance with the Plan and as described in the Prospectus.

(r) The Company and the MHC will promptly take all necessary action to register as bank holding companies under the BHCA.

(s) The Company, the MHC and the Bank will take such actions and furnish such information as are reasonably requested by the Agent in order for the Agent to ensure compliance with the NASD’s “Interpretation Relating to Free Riding and Withholding.”

(t) None of the Company, the MHC nor the Bank will amend the Plan without notifying the Agent and the Agent’s counsel prior thereto.

(u) The Company shall assist the Agent, as necessary, in connection with the allocation of the Shares in the event of an oversubscription and shall provide the Agent with any information necessary to assist the Company in allocating the Shares in such event and such information shall be accurate and reliable in all material respects. The Company acknowledges that it bears the responsibility for all final allocations of the Shares.

(v) Prior to the Closing Date, the Company, the MHC and the Bank will inform the Agent of any event or circumstances of which it is aware as a result of which the Registration Statement and/or Prospectus, as then amended or supplemented, would contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading.

(w) Subsequent to the date the Registration Statement is declared effective by the Commission and prior to the Closing Date, except as otherwise may be indicated or contemplated therein or set forth in an amendment or supplement thereto, none of the MHC, the Company nor the Bank will have: (i) issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money, except borrowings from the same or similar sources indicated in the Prospectus in the ordinary course of its business, or (ii) entered into any transaction which is material in light of the business and properties of the MHC, the Company and the Bank, taken as a whole.

(x) The facts and representations provided to Tyler Cooper & Alcorn, LLP by the Bank and the Company and upon which Tyler Cooper & Alcorn, LLP will base its opinion under Section 7(c)(1) are and will be truthful, accurate and complete.

(y) The Company, the Bank and the MHC shall use their best efforts to ensure that the Charitable Foundation submits within the time frames required by applicable law a request to the Internal Revenue Service to be recognized as a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; the Company, the Bank and the MHC will take no action which will result in the possible loss of the Charitable Foundation's tax-exempt status; and none of the Company, the Bank nor the MHC will contribute any additional assets to the Charitable Foundation until such time that such additional contributions will be deductible for federal and state income tax purposes.

(z) The Company shall comply with all applicable provisions of the Sarbanes-Oxley Act.

Section 6. Payment of Expenses. Whether or not the Reorganization is completed or the sale of the Shares by the Company is consummated, the MHC, the Company and the Bank jointly and severally agree to pay or reimburse the Agent for: (a) all filing fees in connection with all filings related to the Offering with the NASD; (b) any stock issue or transfer taxes which may be payable with respect to the sale of the Shares; (c) subject to Section 2(c), all reasonable expenses of the Reorganization, including but not limited to the Agent’s attorneys’ fees and expenses, blue sky fees, transfer agent, registrar and other agent charges, fees relating to auditing and accounting or other advisors and costs of printing all documents necessary in connection with the Reorganization. In the event the Company is unable to sell the minimum number of shares necessary to complete the Offering, or the Reorganization is terminated or otherwise abandoned, the Company, the MHC and the Bank shall promptly reimburse the Agent in accordance with Section 2(c) hereof.

Section 7. Conditions to the Agent’s Obligations. The obligations of the Agent hereunder, as to the Shares to be delivered at the Closing Date, are subject, to the extent not waived in writing by the Agent, to the condition that all representations and warranties of the Company, the MHC and the Bank herein are, at and as of the commencement of the Offering and at and as of the Closing Date, true and correct in all material respects, the condition that the Company, the MHC and the Bank shall have performed all of their obligations hereunder to be performed on or before such dates, and to the following further conditions:

(a) At the Closing Date, the Company, the MHC and the Bank shall have conducted the Reorganization in all material respects in accordance with the Plan, the laws, regulations and policies of the State of Connecticut, and all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Reorganization imposed upon them by the Department, the FRB and, if applicable, the FDIC.

(b) The Registration Statement shall have been declared effective by the Commission and the Reorganization Application and the Holding Company Application approved by the Department and FRB, respectively, not later than 5:30 p.m. on the date of this Agreement, or with the Agent’s consent at a later time and date; and at the Closing Date, no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefore initiated or threatened by the Commission or any state authority, and no order or other action suspending the authorization of the Prospectus or the consummation of the Reorganization shall have been issued or proceedings therefore initiated or, to the knowledge of the Company or the Bank, threatened by the Commission, the Department, the FRB, the FDIC or any other state authority.

(c) At the Closing Date, the Agent shall have received:

(1) The favorable opinion, dated as of the Closing Date and addressed to the Agent and for its benefit, of Tyler Cooper & Alcorn, LLP special counsel for the Company, the MHC and the Bank, to the effect that:

(i) The Company and the MHC have been duly incorporated as corporations and are validly existing under the laws of the State of Connecticut.

(ii) The Bank, the Company and the MHC have corporate power and authority to own, lease and operate their properties and to conduct their business as described in the Registration Statement and the Prospectus.

(iii) The Bank is a validly existing Connecticut-chartered savings bank in permanent capital stock form of organization, duly authorized to conduct its business and own its property as described in the Registration Statement and the Prospectus. All of the outstanding capital stock of the Bank upon completion of the Reorganization will be duly authorized and, upon payment therefor, will be validly issued, fully-paid and non-assessable and will be owned by the Company, free and clear of any liens, encumbrances, claims or other restrictions.

(iv) The Bank is a member of the FHLB-Boston. The deposit accounts of the Bank are insured by the FDIC up to the maximum amount allowed under law and, no proceedings for the termination or revocation of such insurance are pending or to such counsel’s actual knowledge, threatened.

(v) Immediately following the consummation of the Reorganization, the authorized, issued and outstanding Common Shares of the Company will be within the range set forth in the Prospectus under the caption “Capitalization,” and no Common Shares have been issued prior to the Closing Date; at the time of the Reorganization, the Common Shares subscribed for pursuant to the Offering and the Charitable Foundation Shares will have been duly and validly authorized for issuance, and when issued and delivered by the Company pursuant to the Plan against payment of the consideration calculated as set forth in the Plan and Prospectus, will be duly and validly issued and fully paid and non-assessable, except for shares purchased by the ESOP with funds borrowed from the Company to the extent payment therefor in cash has not been received by the Company; except to the extent that subscription rights and priorities pursuant thereto exist pursuant to the Plan, the issuance of the Shares and the Charitable Foundation Shares is not subject to preemptive rights and the terms and provisions of the Shares conform in all material respects to the description thereof contained in the Prospectus. To such counsel’s actual knowledge, the Common Shares will not, when issued, be subject to any liens, charges, encumbrances or other claims created by the Company or the Bank.

(vi) The Bank, the Company and the MHC have full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated thereby and by the Plan. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the establishment of the Charitable Foundation have been duly and validly authorized by all necessary action on the part of the Company, the MHC and the Bank; and this Agreement is a valid and binding obligation of the Company, the MHC and the Bank, enforceable against the Company, the MHC and the Bank in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of federally chartered savings institutions, (ii) general equitable principles, (iii) laws relating to the safety and soundness of insured depository institutions, and (iv) applicable law or public policy with respect to the indemnification and/or contribution provisions contained herein, including without limitation the provisions of Sections 23A and 23B of the Federal Reserve Act and except that no opinion need be expressed as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(vii) The Reorganization Application has been approved by the Department and FRB. The FRB has approved the Holding Company Application and no action has been taken, and none is pending or to such counsel’s actual knowledge threatened, to revoke any such authorization or approval.

(viii) The Plan has been duly adopted by the required vote of the directors of the Company, the MHC and the Bank. No vote of corporators is required to approve the Reorganization or the establishment of the Charitable Foundation.

(ix) Subject to the satisfaction of the conditions to the Department’s approval of the Reorganization and the FRB’s approval of the Holding Company Application, no further approval, registration, authorization, consent or other order of any federal regulatory agency is required in connection with the execution and delivery of this Agreement, the issuance of the Shares, the issuance of the Charitable Foundation Shares and the consummation of the Reorganization, except as may be required under the securities or blue sky laws of various jurisdictions (as to which no opinion need be rendered) and except as may be required under the rules and regulations of the NASD (as to which no opinion need be rendered).

(x) The Registration Statement is effective under the 1933 Act and no stop order suspending the effectiveness has been issued under the 1933 Act or proceedings therefor initiated or, to such counsel’s actual knowledge, threatened by the Commission.

(xi) At the time the Reorganization Application, including the Prospectus contained therein, was approved by the Department, the Reorganization Application, including the Prospectus contained therein, complied as to form in all material respects with the requirements of the laws, regulations and policies of the State of Connecticut (other than the financial statements, the notes thereto, and other tabular, financial, statistical and appraisal data included therein, as to which no opinion need be rendered).

(xii) At the time that the Registration Statement became effective, (i) the Registration Statement (as amended or supplemented, if so amended or supplemented) (other than the financial statements, the notes thereto, and other tabular, financial, statistical and appraisal data included therein, as to which no opinion need be rendered), complied as to form in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations, (ii) the Prospectus (other than the financial statements, the notes thereto, and other tabular, financial, statistical and appraisal data included therein, as to which no opinion need be rendered) complied as to form in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations, and (iii) any marketing material to be used following the time the Registration Statement becomes effective will comply as to form in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations.

(xiii) The terms and provisions of the Shares of the Company conform, in all material respects, to the description thereof contained in the Registration Statement and Prospectus, and the form of certificate used to evidence the Shares complies with applicable laws.

(xiv) There are no legal or governmental proceedings pending or to the actual knowledge of such counsel, threatened which are required to be disclosed in the Registration Statement and Prospectus, other than those disclosed therein.

(xv) To such counsel’s actual knowledge, there are no material contracts, indentures, mortgages, loan agreements, notes, leases or other instruments required to be described or referred to in the Reorganization Application, the Registration Statement or the Prospectus or required to be filed as exhibits thereto other than those described or referred to therein or filed as exhibits thereto in the Reorganization Application, the Registration Statement or the Prospectus. The description in the Reorganization Application, the Registration Statement and the Prospectus of such documents and exhibits is accurate in all material respects and fairly presents the information required to be shown.

(xvi) The Plan complies in all material respects with all applicable federal law, rules, regulations, decisions and orders including, but not limited to, the Control Act Regulations; no order has been issued by the Department, the Commission, the FRB, the FDIC, or any state authority to suspend the Offering or the use of the Prospectus, and no action for such purposes has been instituted or to such counsel’s actual knowledge threatened by the Department, the Commission, the FRB, the FDIC, or any other state authority and, to such counsel’s actual knowledge, no person has sought to obtain regulatory or judicial review of the final action of the Department approving the Plan, the Reorganization Application, the Holding Company Application or the Prospectus. No vote of corporators was required to approve or adopt the Plan.

(xvii) To such counsel’s actual knowledge, the Company, the MHC and the Bank have obtained all licenses, permits and other governmental authorizations currently required for the conduct of their businesses as described in the Registration Statement and all such licenses, permits and other governmental authorizations are in full force and effect, and to such counsel’s actual knowledge the Company, the MHC and the Bank are in all material respects complying therewith.

(xviii) None of the MHC, the Company nor the Bank is in violation of its Charter and Bylaws or its Articles of Incorporation, and Bylaws, as appropriate, or, to such counsel’s actual knowledge, in default or violation of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its property may be bound, except for such defaults or violations which would not materially and adversely affect the financial condition or results of operations of the MHC, the Company and the Bank on a consolidated basis; to such counsel’s actual knowledge, the execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the MHC, the Company or the Bank pursuant to any material contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the MHC, the Company or the Bank is a party or by which any of them may be bound, or to which any of the property or assets of the MHC, the

Company or the Bank are subject (other than the establishment of the liquidation account); and such action will not result in any violation of the provisions of the Charter or Bylaws of the Company or MHC, or the Articles of Incorporation, or the Bylaws of the Bank, or result in any violation of any applicable federal or state law, act, regulation (except that no opinion with respect to the securities and blue sky laws of various jurisdictions or the rules or regulations of the NASD need be rendered) or order or court order, writ, injunction or decree.

(xix) The Company’s Charter and Bylaws comply in all material respects with the laws of the State of Connecticut. The MHC’s Charter and Bylaws comply in all material respects with the laws of the State of Connecticut. The Bank’s Articles of Incorporation, and Bylaws comply in all material respects with the State of Connecticut.

(xx) The Charitable Foundation has been duly incorporated and is validly existing as a non-stock corporation under the laws of the State of Connecticut with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus; the Charitable Foundation is not a bank holding company within the meaning of the BHCA as a result of the issuance of shares of Common Stock to it in accordance with the terms of the Plan and in the amounts as described in the Prospectus. No vote of corporators was required to establish the Charitable Foundation.

(xxi) The information in the Prospectus under the captions “Supervision and Regulation,” “The Reorganization and Stock Offering,” “Restrictions on Acquisition of Rockville Financial, Inc. and Rockville Bank,” “Rockville Bank Community Foundation, Inc.” and “Description of Capital Stock of Rockville Financial, Inc.,” to the extent that such information constitutes matters of law, summaries of legal matters, documents or proceedings, or legal conclusions, has been reviewed by such counsel and is correct in all material respects. The description of the Reorganization process in the Prospectus under the caption “The Reorganization and Stock Offering” to the extent that such information constitutes matters of law, summaries of legal matters, documents or proceedings, or legal conclusions, has been reviewed by such counsel and fairly describes such process in all material respects. The descriptions in the Prospectus of statutes or regulations are accurate summaries and fairly present the information required to be shown. The information under the caption “The Reorganization and Stock Offering—Federal and State Tax Consequences of the Reorganization” has been reviewed by such counsel and fairly describes the federal and state tax opinions rendered by them to the Company, the MHC and the Bank with respect to such matters.

In addition, such counsel shall state that during the preparation of the Reorganization Application, the Holding Company Application, the Registration Statement and the Prospectus, they participated in conferences with certain officers of, the independent public and internal accountants for, and other representatives of, the Company, the MHC and the Bank, at which conferences the contents of the Reorganization Application, the Holding Company Application, the Registration Statement and the Prospectus and related matters were discussed and, while such counsel have not confirmed the accuracy or completeness of or otherwise verified the information contained in the Reorganization Application, the Holding Company Application, the Registration Statement or the Prospectus and do not assume any responsibility for such information, based upon such conferences and a review of documents deemed relevant for the purpose of rendering their opinion (relying as to materiality as to factual matters on certificates of officers and other factual representations by the Company, the MHC and the Bank), nothing has come to their attention that would lead them to believe that the Reorganization Application, the Holding Company Application, the Registration Statement, the Prospectus, or any amendment or supplement thereto (other than the financial statements, the notes thereto, and other tabular, financial, statistical and appraisal data included therein as to which no view need be rendered) contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

In giving such opinion, such counsel may rely as to all matters of fact on certificates of officers or directors of the Company, the MHC and the Bank and certificates of public officials. Such counsel’s opinion shall be limited to matters governed by federal laws and by the laws of the States of Connecticut.

For purposes of such opinion, no proceedings shall be deemed to be pending, no order or stop order shall be deemed to be issued, and no action shall be deemed to be instituted unless, in each case, a director or executive officer of the Company, the MHC or the Bank shall have received a copy of such proceedings, order, stop order or action. In addition, such opinion may be limited to present statutes, regulations and judicial interpretations and to facts as they presently exist; in rendering such opinion, such counsel need assume no obligation to revise or supplement it should the present laws be changed by legislative or regulatory action, judicial decision or otherwise; and such counsel need express no view, opinion or belief with respect to whether any proposed or pending legislation, if enacted, or any proposed or pending regulations or policy statements issued by any regulatory agency, whether or not promulgated pursuant to any such legislation, would affect the validity of the Reorganization or any aspect thereof. Such counsel may assume that any agreement is the valid and binding obligation of any parties to such agreement other than the Company or the Bank.

(d) At the Closing Date, the Agent shall receive a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, the MHC and the Bank in form and substance reasonably satisfactory to the Agent’s Counsel, dated as of such Closing Date, to the effect that: (i) they have carefully examined the Prospectus and, in their opinion, at the time the Prospectus became authorized for final use, the Prospectus did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) since the date the Prospectus became authorized for final use, no event has occurred which should have been set forth in an amendment or supplement to the Prospectus which has not been so set forth, including specifically, but without limitation, any material adverse change in the condition, financial or otherwise, or in the earnings, capital, properties or business of the Company, the MHC or the Bank and the conditions set forth in this Section 7 have been satisfied; (iii) since the respective dates as of which information is given in the Registration Statement and the Prospectus, there has been no material adverse change in the condition, financial or otherwise, or in the earnings, capital or properties of the Company, the MHC or the Bank independently, or of the Company, the MHC and the Bank considered as one enterprise, whether or not arising in the ordinary course of business; (iv) the representations and warranties in Section 4 are true and correct with the same force and effect as though expressly made at and as of the Closing Date; (v) the Company, the MHC and the Bank have complied in all material respects with all agreements and satisfied all conditions on their part to be performed or satisfied at or prior to the Closing Date and will comply in all material respects with all obligations to be satisfied by them after the Reorganization; (vi) no stop order suspending the effectiveness of the Registration Statement has been initiated or, to the knowledge of the Company, the MHC or the Bank, threatened by the Commission or any state authority; (vii) no order suspending the Offering, the Reorganization, the acquisition of all of the shares of the Bank by the Company or the effectiveness of the Prospectus has been issued and no proceedings for that purpose are pending or, to the knowledge of the Company, the MHC or the Bank, threatened by the Department, the Commission, the FDIC, or any state authority; and (viii) to the knowledge of the Company or the Bank, no person has sought to obtain review of the final action of the Department approving the Plan.

(e) Prior to and at the Closing Date: (i) in the reasonable opinion of the Agent, there shall have been no material adverse change in the financial condition, results of operations or business of the Company, the MHC and the Bank considered as one enterprise, from that as of the latest dates as of which such condition is set forth in the Prospectus, other than transactions referred to or contemplated therein; (ii) the Company, the MHC or the Bank shall not have received from the Department, the FRB or the FDIC any direction (oral or written) to make any material change in the method of conducting their business with which it has not complied (which direction, if any, shall have been disclosed to the Agent) or which would materially and adversely affect the financial condition, results of operations or business of the Company, the MHC and the Bank taken as a whole; (iii) neither the Company nor the Bank shall have been in default (nor shall an event have occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any agreement or instrument relating to any outstanding indebtedness; (iv) no action, suit or proceeding, at law or in equity or before or by any federal or state commission, board or other administrative agency, shall be pending or, to the knowledge of the Company, the MHC or the Bank, threatened against the Company, the MHC or the Bank or affecting any of their properties wherein an unfavorable decision, ruling or finding would materially and adversely affect the financial condition, results of operations or business taken as a whole; and (v) the Shares shall have been qualified or registered for offering and sale or exempted therefrom under the securities or blue sky laws of the jurisdictions as the Agent shall have reasonably requested and as agreed to by the Company, the MHC and the Bank.

(f) Concurrently with the execution of this Agreement, the Agent shall receive a letter from Deloitte & Touche LLP dated as of the date of the Prospectus and addressed to the Agent: (i) confirming that Deloitte & Touche LLP is a firm of independent public accountants within the meaning of Rule 101 of the Code of Professional Ethics of the American Institute of Certified Public Accountants and applicable regulations of the Department and stating in effect that in its opinion the financial statements, and related notes of the MHC as of December 31, 2004, and for each of the two years in the period ended December 31, 2004, included in the Prospectus and covered by their opinion included therein, comply as to form in all material respects with the applicable accounting requirements and related published rules and regulations of the 1933 Act; (ii) stating in effect that, on the basis of certain agreed upon procedures (but not an audit in accordance with generally accepted auditing standards) consisting of a reading of the latest available unaudited interim financial statements of the MHC prepared by the MHC, a reading of the minutes of the meetings of the Board of Directors and members of the MHC and consultations with officers of the MHC responsible for financial and accounting matters, nothing came to their attention which caused them to believe that: (A) during the period from the date of the latest audited financial statements included in the Prospectus to a specified date not more than three business days prior to the date of the Prospectus, except as has been described in the Prospectus, there was any increase in FHLB borrowings by the MHC; or (B) there was any decrease in the net assets of the MHC at the date of such letter as compared with amounts shown in the latest audited balance sheets included in the Prospectus; and (iii) stating that, in addition to the audit referred to in their opinion included in the Prospectus and the performance of the procedures referred to in clause (ii) of this subsection (f), they have compared with the general accounting records of the Bank, which are subject to the internal controls of the MHC, the accounting system and other data prepared by the MHC, directly from such accounting records, to the extent specified in such letter, such amounts and/or percentages set forth in the Prospectus as the Agent may reasonably request; and they have reported on the results of such comparisons. In addition, and concurrently with the execution of this Agreement, the Agent shall receive a letter from McGladrey and Pullen, LLP dated as of the date of the Prospectus and addressed to the Agent: (i) confirming that McGladrey and Pullen, LLP is a firm of independent public accountants within the meaning of Rule 101 of the Code of Professional Ethics of the American Institute of Certified Public Accountants and applicable regulations of the Department and stating in effect that in its opinion the financial statements and related notes of the MHC as of December 31, 2002, and for the years ended December 31, 2002, included in the Prospectus and covered by their opinion included therein, comply as to form in all material respects with the applicable accounting requirements and related published rules and regulations of the 1933 Act; and (ii) stating that, in addition to the audit referred to in their opinion included in the Prospectus and the performance of certain procedures, they have compared with the general accounting records of the MHC, which are subject to the internal controls of the MHC, the accounting system and other data prepared by the MHC, directly from such accounting records, to the extent specified in such letter, such amounts and/or percentages set forth in the Prospectus as the Agent may reasonably request; and they have reported on the results of such comparisons.

(g) At the Closing Date, the Agent shall receive a letter dated the Closing Date, addressed to the Agent, confirming the statements made by both Deloitte & Touche LLP and McGladrey and Pullen, LLP in the letters delivered by them pursuant to subsection (f) of this Section 7, the “specified date” referred to in clause (ii) of subsection (f) to be a date specified in the letter required by this subsection (g) which for purposes of such letter shall not be more than three business days prior to the Closing Date.

(h) At the Closing Date, the Bank shall receive a letter from FinPro, Inc., dated the Closing Date (i) confirming that said firm is independent of the Company, the MHC and the Bank and is experienced and expert in the area of corporate appraisals within the meaning of Title 12 of the Code of Federal Regulations, Section 563b.200(b), (ii) stating in effect that the Appraisal prepared by such firm complies in all material respects with the applicable requirements of Title 12 of the Code of Federal Regulations, and (iii) further stating that its opinion of the aggregate pro forma market value of the MHC, the Company and the Bank, as most recently updated, remains in effect.

(i)  At or prior to the Closing Date, the Agent shall receive: (A) a copy of the letters from the Department approving the Reorganization Application and authorizing the use of the Prospectus; (B) a copy of the order from the Commission declaring the Registration Statement effective; (C) a certificate from the State of Connecticut evidencing the legal existence of the Bank; (D) a certificate from the FDIC evidencing the Bank’s insurance of accounts; (E) a certificate from the FHLB-Boston evidencing the Bank’s membership therein; (F) a copy of the letter from the FRB approving the Company’s Holding Company Application; and (G) a certified copy of the Bank’s Charter and Bylaws.

(j) Subsequent to the date hereof, there shall not have occurred any of the following: (i) a suspension or limitation in trading in securities generally on the New York Stock Exchange (the “NYSE”) or in the over-the-counter market, or quotations halted generally on The Nasdaq Stock Market, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required by either of such exchanges or the NASD or by order of the Commission or any other governmental authority; (ii) a general moratorium on the operations of commercial banks, or federal savings and loan associations or a general moratorium on the withdrawal of deposits from commercial banks or federal savings and loan associations declared by federal or state authorities; (iii) the engagement by the United States in hostilities which have resulted in the declaration, on or after the date hereof, of a national emergency; or (iv) a material decline in the price of equity or debt securities if the effect of such a declaration or decline, in the Agent’s reasonable judgment, makes it impracticable or inadvisable to proceed with the Offering or the delivery of the Shares on the terms and in the manner contemplated in the Registration Statement and the Prospectus.

(k) At or prior to the Closing Date, counsel to the Agent shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the sale of the Shares as herein contemplated and related proceedings or in order to evidence the occurrence or completeness of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company or the Bank in connection with the Reorganization and the sale of the Shares as herein contemplated shall be satisfactory in form and substance to the Agent and its counsel.

Section 8. Indemnification.

(a) The Company, the MHC and the Bank jointly and severally agree to indemnify and hold harmless the Agent, its respective officers and directors, employees and agents, and each person, if any, who controls the Agent within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act, against any and all loss, liability, claim, damage or expense whatsoever (including, but not limited to, settlement expenses), joint or several, that the Agent or any of them may suffer or to which the Agent and any such persons may become subject under all applicable federal or state laws or otherwise, and to promptly reimburse the Agent and any such persons upon written demand for any expense (including reasonable fees and disbursements of counsel) incurred by the Agent or any of them in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions: (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or supplement thereto), preliminary or final Prospectus (or any amendment or supplement thereto), the Reorganization Application (or any amendment or supplement thereto), the Holding Company Application or any instrument or document executed by the Company, the MHC or the Bank or based upon written information supplied by the Company, the MHC or the Bank filed in any state or jurisdiction to register or qualify any or all of the Shares or to claim an exemption therefrom or provided to any state or jurisdiction to exempt the Company as a broker-dealer or its officers, directors and employees as broker-dealers or agent, under the securities laws thereof (collectively, the “Blue Sky Application”), or any Sales Information prepared, made or executed by or on behalf of the Company, the MHC or the Bank with their consent or based upon written or oral information furnished by or on behalf of the Company, the MHC or the Bank, whether or not filed in any jurisdiction, in order to qualify or register the Shares or to claim an exemption therefrom under the securities laws thereof; (ii) arise out of or are based upon the omission or alleged omission to state in any of the foregoing documents or information a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (iii) arise from any theory of liability whatsoever relating to or arising from or based upon the Registration Statement (or any amendment or supplement thereto), preliminary or final Prospectus (or any amendment or supplement thereto), the Reorganization Application (or any amendment or supplement thereto), any Blue Sky Application or Sales Information or other documentation distributed in connection with the Reorganization; provided, however, that no indemnification is required under this paragraph (a) to the extent such losses, claims, damages, liabilities or actions (i) arise out of or are based upon any untrue material statement or alleged untrue material statement in, or material omission or alleged material omission from, the Registration Statement (or any amendment or supplement thereto), preliminary or final Prospectus (or any amendment or supplement thereto), the Reorganization Application, any Blue Sky Application or Sales Information made in reliance upon and in conformity with information furnished in writing to the Company, the MHC or the Bank by the Agent or its counsel regarding the Agent, provided, that it is agreed and understood that the only information furnished in writing to the Company, the MHC or the Bank by the Agent regarding the Agent is set forth in the Prospectus under the caption “The Reorganization and Stock Offering—Plan of Distribution and Marketing Arrangements”; or (ii) were found in a final judgment by a court of competent jurisdiction to have resulted primarily from the bad faith, willful misconduct or gross negligence of the Agent seeking indemnification hereunder; and, provided further, that such indemnification shall be to the extent not prohibited by the Commission, the Department, the FDIC, and the FRB.

(b) The Agent agrees to indemnify and hold harmless the Company, the MHC and the Bank, their directors and officers and each person, if any, who controls the Company, the MHC or the Bank within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses), joint or several, which they, or any of them, may suffer or to which they, or any of them may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Company, the Bank, and any such persons upon written demand for any expenses (including reasonable fees and disbursements of counsel) incurred by them, or any of them, in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions: (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or supplement thereto), the Reorganization Application (or any amendment or supplement thereto), the preliminary or final Prospectus (or any amendment or supplement thereto), any Blue Sky Application or Sales Information, (ii) are based upon the omission or alleged omission to state in any of the foregoing documents a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) arise from any theory of liability whatsoever relating to or arising from or based upon the Registration

Statement (or any amendment or supplement thereto), preliminary or final Prospectus (or any amendment or supplement thereto), the Reorganization Application (or any amendment or supplement thereto), or any Blue Sky Application or Sales Information or other documentation distributed in connection with the Reorganization; provided, however, that the Agent’s obligations under this Section 8(b) shall exist only if and only to the extent that such untrue statement or alleged untrue statement was made in, or such material fact or alleged material fact was omitted from, the Registration Statement (or any amendment or supplement thereto), the preliminary or final Prospectus (or any amendment or supplement thereto), the Reorganization Application (or any amendment or supplement thereto), any Blue Sky Application or Sales Information in reliance upon and in conformity with information furnished in writing to the Company, the MHC or the Bank by the Agent or its counsel regarding the Agent, provided, that it is agreed and understood that the only information furnished in writing to the Company, the MHC or the Bank by the Agent regarding the Agent is set forth in the Prospectus under the caption “The Reorganization and Offering—Plan of Distribution and Marketing Arrangements” or (iv) were found in a final judgment by a court of competent jurisdiction to have resulted primarily from the bad faith, willful misconduct or gross negligence of the MHC, the Company and the Bank seeking indemnification hereunder

(c) Each indemnified party shall give prompt written notice to each indemnifying party of any action, proceeding, claim (whether commenced or threatened), or suit instituted against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve it from any liability which it may have on account of this Section 8 or otherwise. An indemnifying party may participate at its own expense in the defense of such action. In addition, if it so elects within a reasonable time after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may assume defense of such action with counsel chosen by it and approved by the indemnified parties that are defendants in such action, unless such indemnified parties reasonably object to such assumption on the ground that there may be legal defenses available to them that are different from or in addition to those available to such indemnifying party. If an indemnifying party assumes the defense of such action, the indemnifying parties shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action, proceeding or claim, other than reasonable costs of investigation. In no event shall the indemnifying parties be liable for the fees and expenses of more than one separate firm of attorneys (and any special counsel that said firm may retain) for each indemnified party in connection with any one action, proceeding or claim or separate but similar or related actions, proceedings or claims in the same jurisdiction arising out of the same general allegations or circumstances.

Section 9. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 8 is due in accordance with its terms but is for any reason held by a court to be unavailable from the Company, the Bank or the Agent, the Company, the MHC, the Bank and the Agent shall contribute to the aggregate losses, claims, damages and liabilities (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding, but after deducting any contribution received by the Company, the MHC, the Bank or the Agent from persons other than the other parties thereto, who may also be liable for contribution) in such proportion so that the Agent is responsible for that portion represented by the percentage that the fees paid to the Agent pursuant to Section 2 of this Agreement (not including expenses) bears to the gross proceeds received by the Company from the sale of the Shares in the Offering, and the Company, the MHC and the Bank shall be responsible for the balance. If, however, the allocation provided above is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault of the Company, the MHC and the Bank on the one hand and the Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions, proceedings or claims in respect thereto), but also the relative benefits received by the Company, the MHC and the Bank on the one hand and the Agent on the other from the Offering (before deducting expenses). The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the MHC and/or the Bank on the one hand or the Agent on the other and the parties’ relative intent, good faith, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, the MHC, the Bank and the Agent agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro-rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to above in this Section 9. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions, proceedings or claims in respect thereof) referred to above in this Section 9 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. It is expressly agreed that the Agent shall not be liable for any loss, liability, claim, damage or expense or be required to contribute any amount pursuant to Section 8(b) or this Section 9 which in the aggregate exceeds the amount paid (excluding reimbursable expenses) to the Agent under this Agreement. It is understood that the above stated limitation on the Agent’s liability is essential to the Agent and that the Agent would not have entered into this Agreement if such limitation had not been agreed to by the parties to this Agreement. No person found guilty of any fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation. The obligations of the Company, the Bank and the Agent under this Section 9 and under Section 8 shall be in addition to any liability which the Company, the Bank and the Agent may otherwise have. For purposes of this Section 9, each of the Agent’s, the Company’s or the Bank’s officers and directors and each person, if any, who controls the Agent or the Company, the MHC or the Bank within the meaning of the 1933 Act and the 1934 Act shall have the same rights to contribution as the Agent, or the MHC, the Company or the Bank. Any party entitled to contribution, promptly after receipt of notice of commencement of any action, suit, claim or proceeding against such party in respect of which a claim for contribution may be made against another party under this Section 9, will notify such party from whom contribution may be sought, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have hereunder or otherwise than under this Section 9.

Section 10. Survival of Agreements, Representations and Indemnities. The respective indemnities of the Company, the MHC, the Bank and the Agent, the representations and warranties and other statements of the Company, the MHC, the Bank and the Agent set forth in or made pursuant to this Agreement and the provisions relating to contribution shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of the Agent, the Company, the MHC, the Bank or any controlling person referred to in Section 8 hereof, and shall survive the issuance of the Shares, and any successor or assign of the Agent, the Company, the MHC, the Bank, and any such controlling person shall be entitled to the benefit of the respective agreements, indemnities, warranties and representations.

Section 11. Termination. The Agent may terminate this Agreement by giving the notice indicated below in this Section 11 at any time after this Agreement becomes effective as follows:

(a) If any domestic or international event or act or occurrence has materially disrupted the United States securities markets such as to make it, in the Agent’s reasonable opinion, impracticable to proceed with the offering of the Shares; or if trading on the NYSE shall have suspended (except that this shall not apply to the imposition of NYSE trading collars imposed on program trading); or if the United States shall have become involved in a war or major hostilities; or if a general banking moratorium has been declared by a state or federal authority which has a material effect on the Bank or the Reorganization; or if a moratorium in foreign exchange trading by major international banks or persons has been declared; or if there shall have been a material adverse change in the financial condition, results of operations or business of the Bank, or if the Bank shall have sustained a material or substantial loss by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act, whether or not said loss shall have been insured; or if there shall have been a material adverse change in the financial condition, results of operations or business of the Company, the MHC or the Bank.

(b) In the event the Company fails to sell the required minimum number of the Shares by 6,176,950, and in accordance with the provisions of the Plan or as required by the Control Act Regulations, and applicable law, this Agreement shall terminate upon refund by the Company to each person who has subscribed for or ordered any of the Shares the full amount which it may have received from such person, together with interest as provided in the Prospectus, and no party to this Agreement shall have any obligation to the other hereunder, except as set forth in Sections 2(b), 6, 8 and 9 hereof.

(c) If any of the conditions specified in Section 7 shall not have been fulfilled when and as required by this Agreement, unless waived in writing, or by the Closing Date, this Agreement and all of the Agent’s obligations hereunder may be cancelled by the Agent by notifying the Company, the MHC and the Bank of such cancellation in writing or by telegram at any time at or prior to the Closing Date, and any such cancellation shall be without liability of any party to any other party except as otherwise provided in Sections 2(b), 6, 8 and 9 hereof.

(d) If the Agent elects to terminate this Agreement as provided in this Section, the Company, the MHC and the Bank shall be notified promptly by telephone or telegram, confirmed by letter.

The Company, the MHC and the Bank may terminate this Agreement in the event the Agent is in material breach of the representations and warranties or covenants contained in Section 5 and such breach has not been cured within 10 days after the MHC, the Company or the Bank have provided the Agent with notice of such breach.

This Agreement may also be terminated by mutual written consent of the parties hereto.

Section 12. Notices. All communications hereunder, except as herein otherwise specifically provided, shall be mailed in writing and if sent to the Agent shall be mailed, delivered or telegraphed and confirmed to Keefe, Bruyette & Woods, 211 Bradenton Drive, Dublin, Ohio 43017-5034, Attention: Patricia A. McJoynt (with a copy to Luse Gorman Pomerenk & Schick, A Professional Corporation, 5335 Wisconsin Avenue, NW, Suite 400, Washington, DC 20015, Attention: Alan Schick and, if sent to the MHC, the Company and the Bank, shall be mailed, delivered or telegraphed and confirmed to the MHC, the Company and the Bank at 1645 Ellington Road, South Windsor, Connecticut 06074, Attention: William McGurk, President (with a copy to Tyler Cooper & Alcorn LLP, 185 Asylum Place, Hartford, Connecticut, 06103-3488, Attention: William Bouton).

Section 13. Parties. The Company, the MHC and the Bank shall be entitled to act and rely on any request, notice, consent, waiver or agreement purportedly given on behalf of the Agent when the same shall have been given by the undersigned. The Agent shall be entitled to act and rely on any request, notice, consent, waiver or agreement purportedly given on behalf of the Company, the MHC or the Bank, when the same shall have been given by the undersigned or any other officer of the Company, the MHC or the Bank. This Agreement shall inure solely to the benefit of, and shall be binding upon, the Agent, the Company, the MHC, the Bank, and their respective successors and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained. It is understood and agreed that this Agreement is the exclusive agreement among the parties hereto, and supersedes any prior agreement among the parties and may not be varied except in writing signed by all the parties.

Section 14. Closing. The closing for the sale of the Shares shall take place on the Closing Date at such location as mutually agreed upon by the Agent and the MHC, the Company and the Bank. At the closing, the MHC, the Company and the Bank shall deliver to the Agent in next day funds the commissions, fees and expenses due and owing to the Agent as set forth in Sections 2 and 6 hereof and the opinions and certificates required hereby and other documents deemed reasonably necessary by the Agent shall be executed and delivered to effect the sale of the Shares as contemplated hereby and pursuant to the terms of the Prospectus.

Section 15. Partial Invalidity. In the event that any term, provision or covenant herein or the application thereof to any circumstance or situation shall be invalid or unenforceable, in whole or in part, the remainder hereof and the application of said term, provision or covenant to any other circumstances or situation shall not be affected thereby, and each term, provision or covenant herein shall be valid and enforceable to the full extent permitted by law.

Section 16. Construction. This Agreement shall be construed in accordance with the laws of the State of New York.

Section 17. Counterparts. This Agreement may be executed in separate counterparts, each of which so executed and delivered shall be an original, but all of which together shall constitute but one and the same instrument.

Section 18. Entire Agreement. This Agreement, including schedules and exhibits hereto, which are integral parts hereof and incorporated as though set forth in full, constitutes the entire agreement between the parties pertaining to the subject matter hereof superseding any and all prior or contemporaneous oral or prior written agreements, proposals, letters of intent and understandings, and cannot be modified, changed, waived or terminated except by a writing which expressly states that it is an amendment, modification or waiver, refers to this Agreement and is signed by the party to be charged. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

      If the foregoing correctly sets forth the arrangement among the Company, the MHC, the Bank and the Agent, please indicate acceptance thereof in the space provided below for that purpose, whereupon this letter and the Agent’s acceptance shall constitute a binding agreement.

Very truly yours,

ROCKVILLE FINANCIAL, INC.	ROCKVILLE BANK
(In formation)

By Its Authorized Representative:	By Its Authorized Representative:

/s/ William J. McGurk	/s/ William J. McGurk
William J. McGurk, President and	William J. McGurk, President and
Chief Executive Officer	Chief Executive Officer

CHARTER OAK COMMUNITY BANK CORP.

By Its Authorized Representative:

/s/ William J. McGurk
William J. McGurk, President and
Chief Executive Officer

Accepted as of the date first above
written

Keefe, Bruyette & Woods, Inc.

By Its Authorized Representative:

/s/ Douglas L. Reidel
Douglas L. Reidel
Managing Director